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                                                                     Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                               MORNINGSTAR, INC.

      FIRST (RESTATED): The name of the corporation is Morningstar, Inc. (hereinafter the "Corporation"). The Corporation was incorporated on May 16, 1984 as Mutual Fund Sourcebook, Inc. The Corporation amended its articles of incorporation on March 13, 1985 to change its name from Mutual Fund Sourcebook, Inc. to Morningstar, Inc.

      SECOND (AMENDED): The registered agent of the Corporation is Martha Dustin Boudos, Secretary of the Corporation. The address of the agent's registered office in the State of Illinois is 225 West Wacker Drive, Chicago, Illinois 60606.

      THIRD (AMENDED): The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be incorporated under the Illinois Business Corporation Act.

      FOURTH (AMENDED): The aggregate number of shares of stock that the Corporation is authorized to issue is two hundred five million (205,000,000); two hundred million (200,000,000) of such shares being classified as common stock, each such share having no par value (the "Common Stock"); and five million (5,000,000) of such shares being classified as preferred stock, each such share having no par value (the "Preferred Stock").

      Shares of Preferred Stock may be issued from time to time in one or more series, each of which series may have such voting powers (if any) and such designations, preferences and relative participating optional or other special rights and qualifications, limitations and restrictions as shall be stated and expressed in a resolution or resolutions providing for the issue of such Preferred Stock of each such series adopted by the Board of Directors of the Corporation; and authority to adopt such resolution or resolutions stating and expressing any or all of the foregoing be and is hereby expressly vested in the Board of Directors of the Corporation.

      FIFTH (RESTATED): The number of shares issued on the date of filing this Amended and Restated Articles of Incorporation is 38,628,814 common shares and no preferred shares, and the amount of paid-in capital on such date is $116,981,354.00.

      SIXTH (AMENDED): The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.


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            (2)  The Board of Directors shall have power without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

            (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attach because of directors' interest, or for any other reason.

            (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Illinois, of these Articles, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      SEVENTH (AMENDED): The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      EIGHTH (AMENDED): The personal liability of directors of the corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent allowed by Section 2.10(b)(3) of the Business Corporation Act of 1983, as amended, provided that the liability of a director shall not be eliminated: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Business Corporation Act of 1983, as amended, or
(iv) for any transaction from which the director derived an improper personal benefit.

      NINTH (AMENDED): The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

      TENTH (AMENDED): Except as otherwise provided in these Articles of Incorporation or in the by-laws, the holders of a majority of the outstanding shares are authorized



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to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

      ELEVENTH (AMENDED): No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury; or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

      TWELFTH (AMENDED): No holder of shares of any class of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors and the right to cumulate voting described in Illinois Business Corporation Act of 1983 is hereby specifically denied to the holders of shares of any class of the Corporation.




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